Exhibit 99.2

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914

Solutia Reaches Agreement with Citi,
Goldman Sachs and Deutsche Bank to Fund Exit Financing

Solutia Scheduled to Emerge from Chapter 11 on February 28, 2008

ST. LOUIS – February 25, 2008 – Solutia Inc. (NYSE: SOA-WI) today announced it has reached an agreement with Citigroup Global Markets Inc., Goldman Sachs Credit Partners L.P., and Deutsche Bank Securities Inc. to fund Solutia’s exit financing package and has scheduled a closing date on February 28, 2008, at which time Solutia’s plan of reorganization will become effective and the company will emerge from Chapter 11.

“We are extremely pleased to have reached an agreement on the exit financing package that will result in Solutia’s emergence from Chapter 11,” said Jeffry N. Quinn, chairman, president and CEO of Solutia Inc.  “Importantly, this agreement enables Solutia to emerge with the plan of reorganization intact, providing significant recoveries for our stakeholders and providing a firm foundation for Solutia’s future success.”

Under the terms of the revised exit financing package, the banks have agreed to waive the market material adverse change provision that was contained within the original loan commitment documents and increase the size of the senior secured asset-based revolving credit facility from $400 million to $450 million.  The banks will provide a $1.2 billion senior secured term loan facility at LIBOR plus 500 basis points with a minimum LIBOR floor of 350 basis points for the first four years.  Additionally, the exit financing package includes a $400 million senior unsecured bridge facility.  The total cost of the financing, as well as the available liquidity of the company, is substantially consistent with the projections that were included in the disclosure statement previously approved by the bankruptcy court.  Solutia has also agreed to dismiss the lawsuit, with prejudice, that it filed on February 6, 2008 against the banks once the exit financing is funded.

The parties have agreed to request that the U.S. Bankruptcy Court for the Southern District of New York authorize the parties to enter into the revised exit financing package and find that the revisions are substantially consistent with the order confirming the company’s plan of reorganization that was previously approved by the court on November 29, 2007.  A hearing has been set for Tuesday, February 26, 2008 at 10:00 a.m. EST to obtain these necessary court actions.

Rothschild Inc. serves as Solutia’s financial advisor.

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Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” “scheduled to” or other comparable terminology, or by discussions of strategy, plans or intentions.  These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates.  These statements, including our intention to enter into the credit facilities, are subject to risks and uncertainties, including without limitation, general market conditions, our ability to satisfy closing conditions, the performance of the company's business and other risks detailed from time-to-time in the company's filings with the Securities and Exchange Commission.   Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on

Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com.  The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com.  Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Source: Solutia Inc.

St. Louis

2/25/08

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